EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction of Incorporation	Percentage Owned by Registrant
Viragen Technology, Inc. (1)	Florida	100%
ViraGenics, Inc. (2)	Delaware	100%
Viragen U.S.A., Inc. (3)	Delaware	100%
Viragen International, Inc. (4)	Delaware	77%
Viragen (Scotland) Ltd. (5)	Scotland(UK)	(5)
ViraNative AB (6)	Sweden	(6)

(1)	Incorporated January 13, 1995

(2)	Incorporated May 25, 2001

(3)	Incorporated April 4, 1996

(4)	Acquired December 8, 1995

(5)	Incorporated January 17, 1995; 100% owned by Viragen International, Inc.

(6)	Acquired September 28, 2001; 100% owned by Viragen International, Inc.